Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2022 Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 25, 2022--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third quarter of fiscal 2022 and nine months ended December 31, 2021.

Third quarter highlights

During its third quarter, the Company experienced exceptional growth in both loan balances and the customer base. While this growth initially depresses current earnings due to the day one provisioning for anticipated credit losses under the current accounting standards, it positions the Company well for the future as these customers continue to generate revenue over the long term.

Some highlights from the third quarter include:

  Gross loans outstanding of $1.61 billion, a Q3 increase of $211.3 million, or 15.1% and 27.0% increase from same quarter prior year
  Total revenues of $148.6 million, a 13.5% increase from the same quarter prior year
  Net income of $7.3 million, a $7.2 million decrease from $14.5 million in same quarter prior year
  Net income per diluted share of $1.14, a $1.11 decrease from $2.25 per share in same quarter prior year

Portfolio results

Gross loans outstanding increased to $1.61 billion as of December 31, 2021, a 27.0% increase from the $1.26 billion of gross loans outstanding as of December 31, 2020. During the most recent quarter, gross loans outstanding increased 15.1%, or $211.3 million, the largest growth and rate of growth during the third fiscal quarter in company history. The largest third quarter growth prior to this year was the $155.2 million increase during the third fiscal quarter of 2021. During the quarter, we saw an increase in borrowing from new, current, and former customers that exceeded comparable pre-pandemic volumes as the economy continued to reopen and federal economic stimulus waned. We have seen increased demand for new customer applications in the third quarter of fiscal 2022.

Our customer base increased by 4.4% year-over-year as of December 31, 2021, compared to a 18.3% decrease for the comparable period ended December 31, 2020. During the quarter ended December 31, 2021, the number of unique borrowers in the portfolio increased by 7.7% compared to an increase of 8.4% during the quarter ended December 31, 2020. As a result of the expanded emphasis on our larger loan offerings, the average gross loan balance increased 7.3% from the period ended September 30, 2021, to $1,895; a 23.0% increase from the period ended December 31, 2020.

The following table includes the change in the volume of loan origination balances by customer type for the following comparative quarterly periods:

	Q3 FY 2022 vs. Q3 FY 2021	Q3 FY 2021 vs. Q3 FY 2020	Q3 FY 2022 vs. Q3 FY 2020
New Customers	73.5%	(21.7)%	35.8%
Former Customers	15.6%	8.3%	25.2%
Refinance Customers	21.1%	(9.7)%	9.3%

As of December 31, 2021, we had 1,202 open branches. For branches open throughout both periods, same store gross loans increased 28.8% in the twelve-month period ended December 31, 2021, compared to a 7.6% decrease for the twelve-month period ended December 31, 2020. For branches open throughout both periods, the customer base over the twelve-month period ended December 31, 2021, increased 5.4% compared to a 18.0% decrease for the twelve months ended December 31, 2020.

Three-month financial results

Net income for the third quarter of fiscal 2022 decreased by $7.2 million to $7.3 million compared to $14.5 million for the same quarter of the prior year. Net income per diluted share decreased to $1.14 per share in the third quarter of fiscal 2022 compared to $2.25 per share for the same quarter of the prior year. Net income was significantly impacted by an increase in the day one provision under the accounting standards for credit losses that is directly related to the growth in loan balances and increase in delinquency.

Earnings per share for the most recent quarter benefited from our share repurchase program. The Company repurchased 93,722 shares of its common stock on the open market at an aggregate purchase price of approximately $19.3 million during the third quarter of fiscal 2022. This follows a repurchase of 195,436 shares in the first fiscal half of fiscal 2022 at an aggregate purchase price of approximately $31.1 million and the repurchase of 1,129,875 shares in fiscal 2021 at an aggregate purchase price of approximately $102.4 million. The Company had approximately 6.1 million common shares outstanding excluding approximately 0.6 million unvested restricted shares as of December 31, 2021. As of December 31, 2021, the Company had the ability to repurchase approximately $46.1 million of additional shares under its current share repurchase program and, subject to board approval, could repurchase approximately $84.4 million of shares under the terms of its debt facilities.

Total revenues for the third quarter of fiscal 2022 increased to $148.6 million, a 13.5% increase from $130.9 million for the same quarter of the prior year. Interest and fee income increased 11.5%, from $114.9 million in the third quarter of fiscal 2021 to $128.1 million in the third quarter of fiscal 2022 due to an increase in loans outstanding. Insurance income increased by 24.9% to $14.4 million in the third quarter of fiscal 2022 compared to $11.6 million in the third quarter of fiscal 2021. The large loan portfolio increased from 39.5% of the overall portfolio as of December 31, 2020, to 49.5% as December 31, 2021. This resulted in lower interest and fee yields but higher insurance sales in the most recent quarter, given that the sale of insurance products is limited to large loans in several states in which we operate. Other income increased by 32.9% to $6.0 million in the third quarter of fiscal 2022 compared to $4.5 million in the third quarter of fiscal 2021. Sales of our motor club product increased by $1.5 million as sales opportunities increased, similar to our insurance products, with the increase in large loan originations.

Accounts 61 days or more past due increased to 6.4% on a recency basis at December 31, 2021, compared to 5.2% at December 31, 2020. Total delinquency on a recency basis increased to 10.4% at December 31, 2021, compared to 8.9% at December 31, 2020. Our allowance for credit losses as a percent of net loans receivable was 11.4% at December 31, 2021, compared to 12.2% at December 31, 2020. The increase in delinquency was expected given the increase in new, shorter tenured borrowers in recent months. The delinquency rates remain in line with historical delinquency trends as of the end of the third quarter.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. This change in accounting methodology requires us to create a larger provision for credit losses on the day we originate the loan compared to the prior methodology. The provision for credit losses increased $27.6 million, or 95.6%, to $56.5 million from $28.9 million when comparing the third quarter of fiscal 2022 to the third quarter of fiscal 2021. The provision for credit losses increased during the most recent quarter primarily due to significant loan growth and the increase in loans 90 days past due. The same quarter in the prior year also included a $6.5 million release of a pandemic related reserve. Net charge-offs as a percentage of average net loans receivables on an annualized basis increased from 11.6% in the third quarter of fiscal 2021 to 13.8% in the third quarter of fiscal 2022. The increases in delinquency and charge-offs were expected due to the increase in new and shorter tenured customers in the most recent fiscal second and third quarters.

The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding in the most recent three quarters. The tables below illustrate the changes in the portfolio weighting as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
12/31/2016	$302,649,934	$762,474,846	$1,065,124,780
12/31/2017	$336,582,487	$790,836,894	$1,127,419,381
12/31/2018	$426,884,909	$832,020,730	$1,258,905,639
12/31/2019	$489,940,306	$882,877,242	$1,372,817,549
12/31/2020	$413,509,916	$851,073,804	$1,264,583,720
12/31/2021	$527,433,398	$1,078,703,853	$1,606,137,251
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2016	$(28,470,684)	$(30,604,893)	$(59,075,578)
12/31/2017	$33,932,553	$28,362,048	$62,294,601
12/31/2018	$90,302,422	$41,183,836	$131,486,258
12/31/2019	$63,055,398	$50,856,512	$113,911,910
12/31/2020	$(76,430,390)	$(31,803,439)	$(108,233,829)
12/31/2021	$111,759,945	$229,793,585	$341,553,531
Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
12/31/2016	28.4%	71.6%
12/31/2017	29.9%	70.1%
12/31/2018	33.9%	66.1%
12/31/2019	35.7%	64.3%
12/31/2020	32.7%	67.3%
12/31/2021	32.8%	67.2%

While the mix of less than two year customer balances is relatively consistent with December 31, 2020, there has been a significant increase in the shortest tenured customers within this cohort. The 0-5 month customer bucket has increased from 8.6% of the overall portfolio as of December 31, 2020, to 13.8% of the portfolio as of December 31, 2021. The 0-5 month customer is our riskiest customer.

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent twelve months divided by the starting gross loan balance) indexed to the December 31, 2017, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 12/31/2017 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
12/31/2016	1.52	0.80	1.00
12/31/2017	1.58	0.76	1.00
12/31/2018	1.73	0.77	1.09
12/31/2019	1.71	0.77	1.10
12/31/2020	1.49	0.59	0.89

The decrease in overall charge-off rate over the last twelve months has been seen across all tenure buckets, primarily driven by stronger performance from COVID-19 related stimulus and unemployment benefits. The lower tenure bucket has also benefited from improved underwriting practices on new borrowers.

General and administrative (“G&A”) expenses decreased $3.7 million, or 4.7%, to $74.2 million in the third quarter of fiscal 2022 compared to $77.9 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 59.5% during the third quarter of fiscal 2021 to 50.0% during the third quarter of fiscal 2022. G&A expenses per average open branch decreased by 2.4% when comparing the third quarter of fiscal 2022 to the third quarter fiscal 2021.

Personnel expense decreased $2.3 million, or 5.0%, during the third quarter of fiscal 2022 as compared to the third quarter of fiscal 2021. Salary expense decreased approximately $0.1 million, or 0.2%, in the quarter ended December 31, 2021, compared to the quarter ended December 31, 2020. Our headcount as of December 31, 2021, decreased 5.9% compared to December 31, 2020. Benefit expense decreased approximately $2.1 million, or 20.5%, when comparing the quarterly periods ended December 31, 2021 and 2020. Incentive expense decreased $0.2 million, or 1.8%, in the third quarter of fiscal 2022 compared to third quarter of fiscal 2021.

Occupancy and equipment expense decreased $2.4 million, or 16.2%, when comparing the quarterly periods ended December 31, 2021 and 2020. The prior year includes a $2.1 million write down of signage as a result of rebranding our offices in the prior year quarter and we did not have any similar expense this year.

Advertising expense remained flat in the third quarter of fiscal 2022 compared to the third quarter of fiscal 2021. The Company anticipated an increase in demand during the quarter and increased marketing accordingly. However, marketing spend remained neutral despite this increase as the Company shifted to lower cost channels.

Other expense increased $1.0 million in the third quarter of fiscal 2022 compared to the third quarter of fiscal 2021.

Interest expense for the quarter ended December 31, 2021, increased by $2.9 million from the corresponding quarter of the previous year. Interest expense increased due to an increase in average debt outstanding and a 3.7% increase in the effective interest rate from 6.1% to 6.3%. The average debt outstanding increased from $475.7 million to $640.8 million when comparing the quarters ended December 31, 2020 and 2021. The Company’s debt to equity ratio increased to 1.8:1 at December 31, 2021, compared to 1.5:1 at December 31, 2020. The Company had outstanding debt of $720.3 million as of December 31, 2021.

Other key return ratios for the third quarter of fiscal 2022 included a 7.4% return on average assets and a return on average equity of 20.1% (both on a trailing twelve-month basis).

Nine-Month Results

Net income for the nine months ended December 31, 2021, decreased $7.9 million to $35.5 million compared to $43.4 million for the same period of the prior year. This resulted in net income of $5.53 per diluted share for the nine months ended December 31, 2021, compared to $6.44 per diluted share in the prior-year-period. Total revenues for the first nine months of fiscal 2022 increased 9.7% to $416.1 million compared to $379.3 million during the corresponding period of the previous year due to an increase in loans outstanding. Annualized net charge-offs as a percent of average net loans decreased from 14.7% during the first nine months of fiscal 2021 to 12.0% for the first nine months of fiscal 2022.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,200 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit, however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. In fiscal 2021, the Company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

Third quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://services.choruscall.com/mediaframe/webcast.html?webcastid=4rOLtPbS. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic and the mitigation efforts by governments and related effects on our financial condition, business operations and liquidity, our customers, our employees, and the overall economy; recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2021 as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020
Revenues:
Interest and fee income	$128,147	$114,886	$355,435	$333,632
Insurance income, net and other income	20,425	16,060	60,622	45,621
Total revenues	148,572	130,946	416,057	379,253

Expenses:
Provision for credit losses	56,459	28,857	128,768	80,608
General and administrative expenses:
Personnel	44,384	46,700	136,362	138,155
Occupancy and equipment	12,614	15,058	39,156	41,755
Advertising	6,848	6,660	15,902	14,528
Amortization of intangible assets	1,276	1,377	3,736	4,045
Other	9,107	8,079	27,412	26,292
Total general and administrative expenses	74,229	77,874	222,568	224,775

Interest expense	10,166	7,305	22,381	18,759
Total expenses	140,854	114,036	373,717	324,142

Income before income taxes	7,718	16,910	42,340	55,111

Income taxes	391	2,418	6,802	11,711

Net income	$7,327	$14,492	$35,538	$43,400

Net income per common share, diluted	$1.14	$2.25	$5.53	$6.44

Weighted average diluted shares outstanding	6,404	6,452	6,424	6,744

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	December 31, 2021	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$18,668	$15,746	$9,691
Gross loans receivable	1,606,111	1,104,746	1,264,530
Less:
Unearned interest, insurance and fees	(433,432)	(279,364)	(335,056)
Allowance for credit losses	(133,281)	(91,722)	(113,467)
Loans receivable, net	1,039,398	733,660	816,007
Operating lease right-of-use assets, net	86,098	90,056	93,144
Finance lease right-of-use assets, net	708	1,014	1,116
Property and equipment, net	24,531	25,326	25,266
Deferred income taxes, net	34,808	24,993	26,507
Other assets, net	37,596	31,422	28,897
Goodwill	7,371	7,371	7,371
Intangible assets, net	21,027	23,538	24,886
Assets held for sale	—	1,144	1,144
Total assets	$1,270,205	$954,270	$1,034,029

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$425,174	$405,008	$539,600
Senior unsecured notes payable, net	295,143	—	—
Income taxes payable	1,591	11,576	853
Operating lease liability	87,677	91,133	93,648
Finance lease liability	146	585	737
Accounts payable and accrued expenses	51,068	41,040	40,329
Total liabilities	860,799	549,342	675,167

Shareholders' equity	409,406	404,928	358,862
Total liabilities and shareholders' equity	$1,270,205	$954,270	$1,034,029

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020

Gross loans receivable	$1,606,111	$1,264,530	$1,606,111	$1,264,530
Average gross loans receivable (1)	1,493,234	1,175,251	1,319,026	1,133,065
Net loans receivable (2)	1,172,679	929,474	1,172,679	929,474
Average net loans receivable (3)	1,094,014	865,480	970,992	839,491

Expenses as a percentage of total revenue:
Provision for credit losses	38.0%	22.0%	30.9%	21.3%
General and administrative	50.0%	59.5%	53.5%	59.3%
Interest expense	6.8%	5.6%	5.4%	4.9%
Operating income as a % of total revenue (4)	12.0%	18.5%	15.6%	19.5%

Loan volume (5)	976,118	782,995	2,531,815	1,893,502

Net charge-offs as percent of average net loans receivable on an annualized basis	13.8%	11.6%	12.0%	14.7%

Return on average assets (trailing 12 months)	7.4%	6.6%	7.4%	6.6%

Return on average equity (trailing 12 months)	20.1%	17.4%	20.1%	17.4%

Branches opened or acquired (merged or closed), net	—	(2)	(3)	(13)

Branches open (at period end)	1,202	1,230	1,202	1,230
_______________________________________________________
(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800